Exhibit 99.1

NEWS
RELEASE
	Contact:	David A. Johnson, CEO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX
FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES IMPROVED SECOND QUARTER RESULTS

HOUSTON, TEXAS August 16, 2006 - Geokinetics Inc. (OTCBB: GOKN) announced today substantially improved second quarter financial results, with 2006 second quarter revenues increasing 156% from the revenues reported for the same three-month period in 2005 and net income increasing 1,266% over the second quarter of 2005.

Geokinetics reported second quarter revenues of $34.4 million in 2006, compared to second quarter 2005 revenues of $13.4 million.  Geokinetics also reported net income of $1.6 million, or $0.03 per share (on 59.0 million fully diluted shares) for the three months ended June 30, 2006.  For the three-month period ended June 30, 2005, Geokinetics reported net income of $0.1 million, or $0.0 per share (on 20.2 million fully diluted shares).

Commenting on the second quarter’s results, David A. Johnson, Geokinetics’ Chairman and Chief Executive Officer, said “Our second quarter reflected continuing improvement in our seismic acquisition segment.  The acquisition of Trace Energy Services, Ltd. in December 2005 contributed to an increase in our seismic acquisition revenues during the second quarter from $12.4 million in 2005 to $33.1 million in 2006.  Profits from our seismic acquisition segment increased to $3.3 million in the second quarter of 2006 from $1.3 million in the second quarter of 2005.  Revenues in our data processing segment increased from $1.0 million during the second quarter of 2005 to $1.3 million during the second quarter of 2006 and losses in our data processing segment were reduced from $(0.9) million in the second quarter of 2005 to $(0.6) million in the second quarter of 2006.  Demand for our seismic acquisition services remains strong and we expect to continue operating nine seismic acquisition crews during the remainder of 2006.  Our continuing efforts to integrate the operations of Trace with our Quantum Geophysical subsidiary have proved successful.”

Mr. Johnson continued:  “We are optimistic about the prospects for the seismic acquisition business, both domestically and internationally.  We are continuing to look for additional acquisitions in the seismic acquisition segment that would complement our existing operations.  We expect results at our data processing subsidiary to continue to improve during the remainder of 2006.”

Geokinetics Inc., based in Houston, Texas, is a provider of 3D seismic acquisition and high-end seismic data processing services to the oil and gas industry.

GEOKINETICS INC. (OTCBB: GOKN)

One Riverway, Suite 2100, Houston, Texas  77056  (713) 850-7600  (713) 850-7330 FAX